Exhibit 2.3













ASSETS PURCHASE AND SALE AGREEMENT


BETWEEN


USTEL, INC.,
AS PURCHASER


AND


PACIFIC COMMUNICATIONS, INC.,
AS SELLER










PAGE

ASSETS PURCHASE AND SALE AGREEMENT


     AGREEMENT dated as of July 23, 1997, between USTEL, INC., a Minnesota corporation (the "Purchaser"), PACIFIC COMMUNICATIONS, INC., a Nevada corporation (the "Seller"), and, with respect to Article VIII, ANDREW M. MOLASKY ("Molasky").

          The Seller owns all the rights, titles and interests in and to all the assets utilized in the operations of the cellular telephone business division of Seller conducted under the name "Pacific Cellular" located at 3256 South Maryland Parkway, Las Vegas, Nevada, 89109 (such assets, excluding however all licenses and similar rights granted by governmental authorities, agencies, or instrumentalities thereof ("Government Licenses") (collectively, the "Business")). Molasky is a principal shareholder of Seller and the chief executive officer of the Business.

          The Purchaser wishes to purchase the assets comprising the Business, and the Seller wishes to transfer and sell such assets comprising the Business to the Purchaser, subject to the terms and conditions of, and in reliance upon the representations and warranties contained in, this Agreement.

          Accordingly, the parties hereto hereby agree as follows:

I.     PURCHASE AND SALE OF ASSETS

          SECTION 1.01. Assets. For good and valuable consideration, the Seller shall sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, all the Business assets of the Seller of every kind and character, whether tangible, intangible (excluding, however, any Government Licenses), real, personal or mixed, and wherever located, reflected on the pro forma balance sheet of the Seller as of July 16, 1997 (unaudited), a copy of which is attached as Schedule 1.01 hereto, including without limitation, cash, cash equivalents, accounts receivable, inventories, supplies, prepaid expenses, deposits, equipment, furniture and furnishings, leasehold improvements, fixtures, leases, contracts and contract rights of every description, the name "Pacific Cellular" and all variations thereof, and all goodwill associated with the Business (collectively, the "Assets").

          SECTION 1.02. Liabilities. The Purchaser hereby expressly assumes and shall discharge in accordance with their respective terms all the obligations of the Seller under the contracts and agreements pursuant to which the Seller has purchased or enjoys the right to use under lease any of the Assets (i.e., including without limitation, the leases with the following lessors (collectively, the "Waiver Leases"): Business Credit Leasing (copier lease dated February 2, 1995), General Electric Capital Corporation (copier lease dated July 20, 1994), and Pitney Bowes Credit Corporation (mailing equipment lease dated June 28, 1994). The Purchaser does not and shall not assume, and hereby expressly disclaims any responsibility for, any other liabilities or obligations whatsoever of the Seller except for those identified on Schedule 1.02 hereof.


          SECTION 1.03. Prorations and Expenses. (a) Taxes on equipment shall be prorated as of the Closing Date between the Seller and the Purchaser. Any sales tax on non-exempted Assets shall be the sole responsibility of the Seller.

          (b) The parties hereto shall pay their respective legal, accounting and other expenses incurred in negotiating and consummating this Agreement.

II.     CLOSING

          The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the Business, commencing at 10:00 a.m. local time, on the day on which the last of the conditions set forth in Articles IX
and X hereof is fulfilled or waived, but not later than July    , 1997 (the
"Closing Date"), or at such other place, date or time as the parties hereto may otherwise mutually agree; provided, however, that the Seller may extend the Closing Date, in its sole discretion, until August 11, 1997. The Closing shall be effective as of the close of business on the day of the Closing
Date.  Time is of the essence with respect to the Closing and the Closing
Date.

III.     CONSIDERATION; ACTION AT CLOSING

          SECTION 3.01. Consideration. The purchase price for the Assets is ONE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($1,250,000), (i) adjusted upwards or downwards to reflect, dollar-for-dollar, any increase or decrease in the amount of the net working capital of the Seller as of July 16, 1997, as reflected on the pro forma balance sheet (unaudited) of the Seller as of that date, and (ii) adjusted downwards by all assumed long-term liabilities, if any (the "Purchase Price"). At Closing of the transactions provided for herein, the Purchaser shall issue to the Seller stock certificate(s) representing the number of shares of Common Stock, $.01 par value per share, of Purchaser, multiplied by the Exchange Basis Price, which equals the Purchase Price (the "Shares"). Said stock certificate(s) shall be legended with a reference to this Agreement. For the purposes of this Agreement, the Exchange Basis Price shall be the average price per share of UStel Common Stock, during the thirty consecutive trading days ending five business days prior to the Closing Date, based on the closing price or, in case no sale takes place on any such day, the average of the closing bid and asked prices on such day as reported on The NASDAQ SmallCap Stock Market or any comparable system or, if the UStel Common Stock is not reported on The NASDAQ SmallCap Stock Market or a comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. mutually designated by the Seller and the Purchaser for that purpose. No fractional shares of UStel will be issued; the Seller shall receive from the Purchaser an amount of cash in lieu of such fractional share of UStel Common Stock based on the Exchange Basis Price of UStel Common Stock as described in the preceding sentence. All shares of UStel Common Stock to be issued to the Seller will be restricted securities as such term is defined in Rule 144 of the Securities
Act of 1933, as amended.

          To the extent McCaw Communications of Nevada, Inc. dba Cellular One-Las Vegas and/or its assignee (collectively, "McCaw") exercises its right to purchase all or a portion of the End User accounts as defined in that certain Reseller Agreement between McCaw as Company and Seller as Reseller, then the Purchase Price shall be reduced by the product obtained by multiplying (x) the number of End User accounts so purchased, by (y) $500 per End User account.

          SECTION 3.02. Allocation of Purchase Price. The Purchase Price shall for all purposes be allocated as follows by both the Seller and the
Purchaser: (i) an amount equal to the book value on Seller's books of account as at July 16, 1997 shall be allocated to the tangible Assets properly being conveyed hereunder; and (ii) the balance of the Purchase Price shall be allocated to Seller's goodwill, licenses, and other intangible property being conveyed hereunder.

          SECTION 3.03. Actions at Closing. The Seller shall deliver to the Purchaser such bills of sale, endorsements, assignments, third-party agreements and other good and sufficient instruments of conveyance, assignment and transfer, satisfactory in form and substance to the Purchaser, as shall be effective to vest in the Purchaser all the Seller's rights, titles and interests in and to the Assets. Simultaneously with and after such delivery, the Seller shall take all additional steps which are within its power as shall tend to place the Purchaser in possession and operating control of the Assets. To the extent that any transfer or assignment to the Purchaser by the Seller of any agreement or rights thereunder shall require the consent of the other party or parties to such agreement, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof.

IV.     REPRESENTATIONS AND WARRANTIES OF SELLER

          The Seller represents and warrants to the Purchaser in all material respects as of the date hereof and as of the Closing Date as follows; provided, however, that such representations and warranties are made only with respect to the Assets and liabilities of the Business:

          SECTION 4.01. Due Organization, Etc. The Seller is, and at the Closing Date will be, a corporation validly existing and in good standing under the laws of the State of Nevada. The Seller has, and at the Closing Date will have, full power and authority to own or lease all the Assets owned or leased by it with respect to the Business and to conduct the Business as it is presently conducted.

          SECTION 4.02. Power and Authority. The Seller has full power and authority to enter into this Agreement. The Agreement has been duly authorized, executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller, and is enforceable against the Seller, as appropriate, in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws similarly affecting the enforcement of creditors' rights generally.

          SECTION 4.03. No Conflicts. The execution, delivery and performance of this Agreement by the Seller will not result in the creation or imposition of any lien, charge or encumbrance upon any of the Assets pursuant to the terms or provisions of, or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or, except to the extent that any such instrument or agreement requires the consent of the other party thereto with respect to the transaction, give any other party a right to terminate any of its obligations under its governing documents or any other material contract, agreement or instrument to which the Seller is a party or by which it or any of the Assets is bound or affected, or violate or conflict with any judgment, ruling decree, order, application, filing, declaration, license, registration, statute, rule or regulation of any court or other governmental agency or body applicable to the business or Assets of the Seller.

          SECTION 4.04. Financial Statements. There have heretofore been delivered to the Purchaser copies of (a) the balance sheet of the Seller relating to the Business for the fiscal year ended December 31, 1996 and the pro forma balance sheet as of July 16, 1997 (unaudited), and the related statements of income and expense for the fiscal year ended December 31, 1996 and for the five-month period ended May 31, 1997, and (b) monthly comparative analyses from January 1, 1997 through May 31, 1997. The Seller also shall provide the Purchaser with copies of all other interim financial statements becoming available prior to the Closing as soon as practicable after the same become available. To the best knowledge of the Seller, such financial statements are correct and complete, are in accordance with the books and records of the Seller and present fairly the financial position and results of operations and changes in financial position of the Seller relating to the Business as at the dates and for the periods set forth therein.

          The Purchaser acknowledges that such financial statements were prepared by the Seller internally and represent its reasonable efforts in good faith to fairly present the Seller's financial results and position for the periods indicated. The Purchaser further acknowledges its understanding that such statements are unaudited and, therefore, do not provide the same level of assurance as to accuracy as might be contained in audited financial statements.

          SECTION 4.05.     Schedule of Properties and Other Data.  (a)
Schedule 4.05(a) hereof is a correct and complete description of all machinery, equipment, motor vehicles and other tangible personal property (other than inventory and supplies), owned, leased or used by the Seller relating to the Business and all the conditional sale, lease or other title retention agreements pursuant to which the Seller or any other person purchased or obtained the use of any item of such tangible personal property relating to the Business.

          (b) Schedule 4.05(b) hereof is a correct and complete description of all contracts, agreements and commitments, written or oral (but excluding any oral at-will employment agreements or arrangements), which will require the payment or receipt of an amount in excess of $25,000 with respect to each such contract, agreement and commitment.

          (c) Schedule 4.05(c) hereof is a correct and complete description of all franchise agreements, licenses and other instruments under which the Seller has a right to use any business system, name or mark, patent, idea or other intangible property of any person relating to the Business.

          (d) No representation or warranty of any kind or nature is made hereby with respect to any approvals, authorizations, permits, consents, licenses, orders and restrictions of any governmental agency, whether federal, state or local required by the Business conducted by the Seller.

          (e) Schedule 4.05(e) hereof is a correct and complete description of all copyrights, patents, trademarks or trade names owned by or registered in the name of the Seller as it relates to the Seller's Assets.

          (f) Schedule 4.05(f) hereof is a correct and complete list of all the employees of the Seller relating to the Business whose annual rate of pay exceeds $25,000.

          (g) Schedule 4.05(g) hereof is a correct and complete description of all policies of life, casualty, liability or other forms of insurance owned by the Seller relating to the Business, including, in each case, the amount and type of coverage; provided, however, that no such policies or other forms of insurance are being conveyed hereby.

          (h) The Seller has supplied to the Purchaser true and complete copies of all the instruments referred to in the foregoing Schedules 4.05(a) through 4.05(g). Except to the extent described in said Schedules, the Seller has performed all the obligations required to be performed by it to date, and is not in default in any respect under any of the documents described in any Schedule, nor is any other party to any of such instruments in default thereunder.

          SECTION 4.06. Good Title. The Seller has (or, by the Closing Date, will have), and hereby covenants to protect and defend, its good and marketable and merchantable title to all its Assets, including all the Assets reflected on the Seller's pro forma balance sheet as of July 16, 1997, which have not been disposed of in the ordinary course of business since said date, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, charges, encumbrances and restrictions of every kind and nature, except for restrictions or encumbrances referred to in
Section 1.02 hereof (and the related schedule).

          SECTION 4.07.     Absence of Changes.  Except as set forth in
Schedule 4.07 hereof, since May 31, 1997: (i) the Seller has conducted the Business in the ordinary course and in substantially the same manner as heretofore; (ii) there has not been a material adverse change in the condition (financial or otherwise) of the assets, liabilities or earnings of the Business, nor has the Seller suffered any damage, destruction or loss (whether or not covered by insurance) which has materially and adversely affected the assets, condition or prospects of the Business; (iii) the Seller has not purchased or otherwise acquired, sold, leased or otherwise disposed of (or committed so to do) any property (other than items of inventory and supply in the ordinary course of business) in an amount of $10,000 individually and $25,000 in the aggregate; (iv) the Seller has not increased the salary or wage rate or other remuneration of any employee relating to the Business; and (v) the Business has not paid any distributions to the shareholders or other divisions of the Seller.

          SECTION 4.08. Compliance with Laws. The Seller has, and at the Closing Date will have, (i) all governmental licenses, permits, consents, orders, approvals and other authorizations necessary to carry on the Business; provided, however, that the Purchaser acknowledges that it is not acquiring any Government Licenses for the conduct of the Business or otherwise hereby,
(ii) complied in all material respects with all applicable laws, rules, regulations and ordinances the violation of which would have a material and adverse effect on the Business, and (iii) performed all material obligations required to be performed by it and is not, and at the Closing Date will not be, in default, under any material contract or other instrument to which it is a party or by which the Assets are bound or materially affected, excluding only any defaults under the Waiver Leases resulting from the failure of the lessors thereunder to have consented to the assignment of the leasehold interests thereof. To the actual knowledge of the Seller, without undertaking any independent investigation, no other party under any contract or other instrument to which it is a party is in material default in any respect thereunder.

          SECTION 4.09.     Tax Matters.  All taxes (including sales, use and
income taxes (whether federal, state or local)) required to be paid by the
Seller relating to the Business have been paid; all taxes the Seller is obligated to withhold from amounts owing to any employee, creditor or third party have been withheld; and all tax returns and reports required by law to have been filed by the Seller have been duly filed and reflect the amounts due and paid.  The Seller's federal tax returns have not been audited by the
Internal Revenue Service.  No deficiency assessment or proposed adjustment of the Seller's sales, use or federal income tax or state or local taxes is pending and the Seller has no knowledge of any proposed liability for any tax
to be imposed upon its properties or the Assets for which there is not an adequate reserve reflected in the financial statements.

          SECTION 4.10. Condition of Equipment. The equipment and other assets owned or leased by the Seller or used or employed by it in the Business are being sold by the Seller to the Purchaser "as-is, where is," with all faults, and without representation or warranty of any kind.

          SECTION 4.11. Inventory. All the inventory and supplies of the Business are being sold by the Seller to the Purchaser "as-is, where is," with all faults, and without representation or warranty of any kind.

          SECTION 4.12. Trade Receivables. All receivables of the Seller reflected on the balance sheet dated May 31, 1997 or thereafter acquired by it are being sold by the Seller "as-is, where-is," with all faults, and without representation or warranty of any kind; provided, however, that accounts receivable in excess of 150 days (other than the accounts receivable of Pacific Homes and Properties, an affiliate of the Seller and Molasky) shall not be reflected on such balance sheet and are not being sold by the Seller to the Purchaser hereunder although the Purchaser shall be obligated to use its reasonable efforts to collect such retained accounts receivable pursuant to
Section 7.04 hereof.

          SECTION 4.13.     Labor Relations; Working Relationships.   There
are no pending or, to the knowledge of the Seller, threatened charges of unfair labor practices, and the Business is in compliance in all material respects with all federal and state laws governing employment and employment practices, terms and conditions of employment and wages and hours.

          SECTION 4.14. Litigation and Compliance with Governmental Regulations. To the best knowledge of the Seller, there are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or threatened in any court or before any governmental agency or instrumentality or arbitration panel or otherwise against, by or affecting the Seller or the Assets: (i) which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby or declare the same unlawful or cause the rescission thereof, or (ii) which, if determined adversely, would have a materially adverse effect on the business, prospects, properties or condition (financial or otherwise) of the Business, and to the knowledge of the Seller no basis for any of the foregoing exists. The Business has not been charged with and, to the knowledge of the Seller, is not threatened with or under any investigation with respect to any charge concerning any violation of any provision of any federal, state or local law, regulation, ordinance, order or administrative ruling, and the Business is not in default with respect to any order, writ, injunction or decree of any court, agency or instrumentality. The Business is in compliance with all federal, state and local laws, regulations, ordinances and orders which are applicable to it or to the conduct of its business.

          SECTION 4.15. No Material Misstatement or Omission. The representations, warranties and statements contained in this Agreement (including the Schedules hereto) with respect to the Seller contain no untrue statement of material fact and do not omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

          SECTION 4.16. Investment. The Seller (i) understands that the Shares have not been registered under the Securities Act of 1933, as amended, or under any state securities laws, are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, other than distribution to its shareholders as at June 30, 1996 and to any finders paid by the Seller in connection with this transaction, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received copies of and has had an opportunity to review the contents of all the filings of the Purchaser under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares, and (v) is able to bear the economic risk and lack of liquidity in holding the Shares.

V.     REPRESENTATIONS AND WARRANTIES OF PURCHASER

          The Purchaser represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:

          SECTION 5.01. Due Organization, Etc. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

          SECTION 5.02. Power and Authority. The Purchaser has full power and authority to enter into this Agreement. The Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes a valid and binding agreement of the Purchaser, and is enforceable against the Purchaser, as appropriate, in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws similarly affecting the enforcement of creditors' rights generally.

          SECTION 5.03. No Conflicts. The execution, delivery and performance of this Agreement by the Purchaser are not prohibited by any judicial decree, order or judgment to which the Purchaser is a party nor conflict with, or result in a breach of or constitute a default under, its governing documents or any material agreement or instrument to which the Purchaser is a party or by which it or any of its properties or assets is bound or affected.

          SECTION 5.04. No Material Misstatement or Omission. The representations, warranties and statements contained in this Agreement (including the Schedules hereto) with respect to the Purchaser contain no untrue statement of material fact and do not omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

          SECTION 5.05. Incorporation of Disclosure. All disclosures made to date in the filings of the Purchaser with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, are deemed to be incorporated herein by this reference, and the Seller shall be deemed to be relying thereupon in entering into this Agreement.

          SECTION 5.06. Limitation of Representations and Warranties. Except for the representations and warranties of the Seller set forth in
Article IV hereof, the Purchaser has not relied upon any representations and warranties in making its determination to enter into this Agreement and consummate the matters provided for herein.

VI.     COVENANTS OF SELLER

          The Seller covenants and agrees with the Purchaser as follows:

          SECTION 6.01. Access to Books and Records. The Purchaser and its counsel, accountants and other representatives shall have full access during normal business hours throughout the period prior to the Closing Date to all of the properties, books, contracts and records of the Seller relating to the Business, and the Seller will cause the Business to furnish the Purchaser during such period with all such documents, copies of documents (certified if required) and information concerning the affairs of the Business as the Purchaser may reasonably request. Nothing contained in this subsection shall affect the survival of the representations and warranties of the Seller as provided hereby.

          SECTION 6.02. Consents. The Seller will use reasonable efforts to deliver to the Purchaser on the Closing Date any and all consents or waivers of other parties required in order to permit the continuation of the Business's Waiver Leases and other contracts upon the same terms and conditions as are contained in such leases and other contracts upon consummation of the transactions contemplated by this Agreement except insofar as the Purchaser may have waived such consents or waiver, in writing, prior to the date hereof; provided, however, that the Purchaser hereby waives consent to the Waiver Leases.

          SECTION 6.03. Preservation of Business. Without making any commitment on the Purchaser's behalf, the Seller will cause the Business to use its reasonable efforts to preserve intact its present business organization, to keep available the services of its present employees and agency personnel and to maintain and preserve the business relations of the Business with suppliers, customers and others.

          SECTION 6.04. Conduct Prior to Closing Date. Between the date of this Agreement and the Closing Date, except as permitted by the prior written consent of the Purchaser, the Seller shall cause the Business to (i) carry on its business diligently and in the same manner as heretofore, maintain all its properties and the Assets in good condition and repair and perform its obligations under all agreements binding upon it; (ii) continue in effect the policies of insurance referred to in Section 4.05(g) hereof; (iii) not become a party to an agreement which, if it existed on the date hereof, would be required to be listed in the Schedules attached hereto unless it has received the prior written consent of the Purchaser; and (iv) not sell any of the Assets other than sales to unaffiliated parties where such sales will not have a material adverse effect upon the Business. The Seller further covenants that no cash or cash equivalents have been distributed by the Business to the shareholders or other divisions of the Seller on or after May 31, 1997.

          SECTION 6.05. Government Consents. Prior to the Closing Date, the Seller shall use its reasonable efforts to obtain all consents and approvals from all applicable governmental and regulatory bodies which are necessary for the Seller to consummate the transactions contemplated by this Agreement, it being understood that no Government Licenses are being conveyed hereby and, accordingly, that no consents or approvals in respect of conveyances of Government Licenses are required hereby.

          SECTION 6.06. Financial Reporting. Until the Closing Date, as soon as practicable and in any event within 30 days after the end of each calendar month, the Seller shall cause the Business to deliver to the Purchaser an unaudited balance sheet of the Business as of the end of such month and the related statements of operations and changes in financial position for the period then ended. Such financial statements shall present fairly the financial position of the Business as of the date thereof and the results of its operations and changes in financial position for the periods then ended on a basis consistent with the preparation of the financial statements referred to in Section 4.04 hereof.

          SECTION 6.07. Joint Statement. Seller covenants and agrees that, promptly following the Closing, if requested by Purchaser, Seller shall cooperate in issuing a joint statement to suppliers, customers and such other parties as may be agreed upon by the parties hereto, advising them of the fact of the transfer of Assets from Seller to Purchaser hereunder, including, but not limited to, the transfer of the accounts receivable of Seller.

          SECTION 6.08.     Right of First Refusal.  If, at any time during
the first year following the Closing, the Seller desires to sell or transfer a block of 10,000 or more of the shares of UStel Common Stock received pursuant to the transaction described in this Agreement (collectively "Offered
Interest") to a third party (the "Transferee"), then the Seller shall give notice (the "Offer Notice") to the Purchaser offering to transfer the Offered
Interest to the Purchaser.  The Offer Notice may not specify the identity of
the Transferee but shall specify sufficient information to allow the Purchaser to evaluate the terms of the proposed transaction.  The Offer Notice shall also specify the price (stated in cash or cash equivalents) and the terms and conditions on which the Offered Interest is to be offered to the Transferee and shall offer the Offered Interest to the Purchaser at the identical price, terms and conditions.  The offer contained in the Offer Notice shall be irrevocable and may be accepted by the Purchaser by forwarding written notice
(the "Acceptance Notice") to the Transferor at any time within twenty-four
(24) hours (the "Offer Period" ) of deemed delivery of the Offer Notice.

          If the Purchaser shall accept all or any portion of the Offered Interest, then the Seller shall be bound to sell, and the Purchaser shall be bound to purchase, such interest, and the Seller shall be permitted to sell and transfer any remaining portion of such interest to the Transferee.

          Notwithstanding anything to the contrary, the Seller may distribute the Shares to its shareholders as at June 30, 1996 (and to any finders paid by the Seller in connection with this transaction) without in any way being subject to the provisions of this Section if in connection with such distribution the distributee of such Shares agrees to be bound by the provisions of this Section.

VII.     COVENANTS OF PURCHASER

          SECTION 7.01. Access to Books and Records. The Purchaser covenants and agrees with the Seller that for a period of six years after the Closing Date the Seller and its representatives shall be provided access at reasonable times during normal business hours to the books and records of the Business pertaining to periods ending on or prior to the Closing Date, and the Seller shall be permitted to inspect and make copies (at the Seller's expense unless copied at the Purchaser's offices, in which event no charge therefor will be assessed) of such materials, in connection with the Seller's preparation of tax returns and financial reports and the conduct of tax audits, if any, with respect to periods ending on or prior to the Closing Date.

          SECTION 7.02. Registration Rights. For a period of one year following the Closing hereunder, if the Purchaser shall determine to register any of its securities on a form (other than Form S-8 or Form S-4 or their successor forms), or the Purchaser shall be requested to register any of its securities by any holder of any securities entitled to registration upon such request (other than the Seller or its nominees or assignees), the Purchaser will: (i) promptly give to the Seller written notice thereof (which shall include a list of the jurisdictions, if any, in which the Purchaser intends to qualify such securities under the applicable blue sky or other state securities laws); and (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein which must be a firm commitment underwriting, all the securities specified in a written request or requests made by the Seller within 20 days after receipt of the written notice from the Purchaser described in clause (i) above.

          As a condition to the Purchaser's obligation hereunder to cause the Seller's securities to be included in a registration statement, the Seller shall provide such information and execute such documents as may reasonably be required in connection with such registration.

          All expenses incurred in connection with the registration, qualification or compliance pursuant to this Section including, without limitation, all registration, filing and qualification fees, accounting fees and printing expenses, fees and disbursements of counsel for the Purchaser shall be borne by the Purchaser (other than underwriting discounts and commissions and brokerage commissions and fees, if any, payable with respect to securities sold by the Seller, which shall be borne solely by the Seller with respect to such shares of the Seller to be sold by such entities).

          The registration rights of the Seller also shall be held in identical form by any persons who were shareholders of the Seller as at June 30, 1996 (and any finders paid by the Seller in connection with the transaction), and receive distributions of all or any of the Shares from the Seller.

          SECTION 7.03. "Put" Option. During the period commencing six months following the Closing and ending nine months following the Closing of this Agreement, the Purchaser hereby irrevocably grants and issues to the Seller, from time to time and on one or more occasions, the rights and options to sell to the Purchaser (the "Put") up to fifty percent (50%) of the UStel Common Stock received by the Seller pursuant to the transaction described in this Agreement at a purchase price per share equal to the Exchange Basis Price as defined in Section 3.01 hereof. The Seller's right to exercise the Put shall commence upon notice to the Purchaser received during the three-month period described in the preceding sentence. The Purchaser shall be required to repurchase such UStel Common Stock as to which the Put is exercised within sixty (60) days after notice from the Seller of its exercise of the Put. Concurrent with receipt of payment in cash, the Seller shall deliver to the Purchaser a stock certificate or certificates representing the total number of shares being put and purchased, duly endorsed in blank by the Seller or having attached thereto a stock power duly executed by Seller in proper form for transfer.

          Notwithstanding the foregoing, if the UStel Common Stock received by the Seller pursuant to the transaction described in this Agreement has not been registered within nine months following the Closing, then the Put shall extend to all the shares of UStel Common Stock received by the Seller pursuant to this Agreement. The Purchaser shall be required to repurchase such UStel Common Stock as to which the Put is exercised within sixty (60) days after notice from the Seller of its exercise of the Put. In addition, during the one-year period following the Closing hereunder, if the Purchaser registers any of its securities but fails to include the Seller's securities therein pursuant to the terms and conditions of Section 7.02 hereof, then the Put shall extend to all the shares of UStel Common Stock received by the Seller pursuant to this Agreement. The Purchaser shall be required to repurchase such UStel Common Stock as to which the Put is exercised within sixty (60) days after notice from the Seller of its exercise of the Put.

          In the event of any stock dividend, stock split, combination of shares, subdivision or other recapitalization of the Purchaser's securities, then the number of shares and the Exchange Basis Price shall be proportionately adjusted to take into account each of any such events, so that upon the exercise of the Put provided for in this Agreement, the Seller shall be entitled to put such number of shares and to receive such purchase price per share, upon exercise of the Put, as it would have been entitled to do or receive after the occurrence of any such event had the Put been exercised immediately prior to the occurrence of any such event.

          All "put" rights of the Seller also shall be held, in identical form, by any persons who were shareholders of the Seller as at June 30, 1996 (and any finders paid by the Seller in connection with this transaction) and receive distributions of all or any of the Shares from the Seller; provided, however, that such "put" rights may only be exercised upon one-half of the Shares distributed to any such person unless the Seller would be entitled to exercise its "put" rights upon all of the Shares pursuant to any provision hereof (e.g., the failure to register any Shares within one (1) year of the date hereof, the failure to include any Shares in any registration statement, etc.) in which event such person shall be entitled to exercise the "put" rights upon all of the Shares distributed to such person.

          SECTION 7.04. Collection of Delinquent Accounts Receivable. The Purchaser shall use its reasonable efforts to collect all delinquent (150 days and over) accounts receivable for the account of the Seller, less reimbursement of the Purchaser's actual out-of-pocket expenses incurred in performing such duties and paid (i) to unaffiliated parties, or (ii) to employees of the Purchaser or its affiliates in an amount not greater than the percentage paid to such employees for collection by their employer in the normal course of business. All sums paid to the Purchaser by delinquent customers of the Seller whose accounts receivable have been retained by the Seller shall, regardless of whether such payments are in respect of new services or any other matter, first be applied to the Seller's outstanding accounts receivable from such delinquent customers and thereafter paid to the Purchaser.

VIII.     COVENANT NOT TO COMPETE BY MOLASKY

          Molasky agrees that neither he nor any of his affiliates shall, for a period ending two years following the Closing of the transactions contemplated hereby, within the Las Vegas market, engage, directly or indirectly through any person or entity, in the resale of goods and services in the wireless telephonic or paging services industries, or own, directly or indirectly through a person or entity, any part of or become the employee of, or otherwise render services to, any enterprise which directly or indirectly competes with the resale of goods and services in the wireless telephonic or paging services industries. Molasky further agrees that he will not (i) induce or attempt to induce any person(s) or entities which were customers of the Business or were being actively solicited at the time of the Closing to cease doing business or not to commence doing business in whole or in part with the Purchaser or solicit the business of any such customer for any wireless telephonic or paging products or services which compete with any of the products or services offered or sold, or proposed by the Purchaser to be offered or sold, by the Purchaser; or (ii) solicit, interfere with, or endeavor to cause any employee of the Business to leave his employment or induce or attempt to induce any such employee to breach his employment agreement with the Business. Participation in a business shall include, but not be limited to, serving as a director, officer, employee, agent or other representative of or having an interest in the business as an owner, stockholder, partner, limited partner, joint venturer, material creditor or any other financial interest; provided, however, that the following shall not be in violation of this covenant: (i) the participation by Molasky in the Nevada Basic Trading Area of Pocket Communications; (ii) the ownership by Molasky or any of his affiliates of not more than three percent of the outstanding shares of stock of any such business listed on any national stock exchange or registered under the federal securities laws and actively traded in the over-the-counter market; (iii) the participation through the Seller or any other person or entity, or directly, in any telephone or other activities which are not in the wireless telephonic or paging goods or services resale business; and (iv) the participation by Molasky or any of his affiliates in any capacity in any business, which participation has received a specific written approval of a majority of the Board of Directors of the Purchaser.

          Molasky agrees that the limitations set forth herein in regard to competing with the Business and the Purchaser following the Closing of this Agreement are reasonable and necessary for the protection of the goodwill of the Business. Molasky further recognizes and agrees that a violation of any of the provisions contained in this Article will cause irreparable damage to the Business and the Purchaser, the exact amount of which may be impossible to ascertain and that, for such reason, among others, the Purchaser shall be entitled to an injunction without the necessity of posting bond therefor in order to restrain any further violation of such provisions. Such right to an injunction shall be in addition to, and not in limitation of, any other rights and remedies the Purchaser may have against Seller, including, but not limited to, the recovery of damages. Further, it is agreed by Seller that in the event that any of the provisions of this Article are found by a court of competent jurisdiction to exceed the time and geographic limitations enforceable under applicable law, such provisions shall be automatically reformed to establish the maximum time or geographic limitations permitted by law, or, if not capable of such reformation, deemed null and void. The terms and conditions of this Article shall survive the Closing and the termination of this Agreement.

IX.     PURCHASER'S CONDITIONS PRECEDENT TO CLOSING

          The obligations of the Purchaser under this Agreement are, at the option of the Purchaser, subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

          (a) All legal proceedings in connection with the transactions contemplated hereby shall be satisfactory in form and substance to the Purchaser and its counsel, and the Seller shall have delivered to the Purchaser such certificates and other evidences of compliance with its obligations hereunder, dated as of the Closing Date, as the Purchaser and its counsel may reasonably require approving the terms and execution and delivery to the Seller of this Agreement and authorizing the carrying out of the terms hereof, including without limitation, the issuance of the Shares to the Seller for the consideration and upon the terms and conditions provided for in this Agreement.

          (b) All consents and approvals from all applicable governmental and regulatory bodies which are necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained in form and substance satisfactory to the Purchaser and its counsel and shall be in full force and effect on the Closing Date; provided, however, that the Purchaser acknowledges and agrees that no Government Licenses are being conveyed hereby and, accordingly, that no such consents or approvals with respect to conveyances of Government Licenses are required hereby.

          (c) All consents and approvals to the assignment of all the Reseller Agreements and Tariff Agreements pursuant to which the Business is conducted from all interested parties, including without limitation, the consent by AT&T Wireless, PageMart, Inc., and 360 Communications, Inc., and/or their assignees.

          (d) The representations and warranties of the Seller made in this Agreement or in any Schedule, document or certificate delivered to the Purchaser pursuant hereto shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties were made at and as of the Closing Date, except for changes therein expressly permitted hereby and the Purchaser shall receive the certificate, dated the Closing Date, of the Seller to such effect.

          (e) All the terms, covenants and conditions of this Agreement to be complied with and performed by the Seller on or before the Closing Date shall have been complied with and performed.

          (f) On the Closing Date, no order of any court or administrative agency shall be in effect which restrains, preliminarily or otherwise, or prohibits the transactions contemplated by this Agreement, and no suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated by this Agreement. In the event of receipt prior to the Closing Date of any communication from any department or agency of government, with regard to the transactions contemplated by this Agreement, the Purchaser shall be the sole judge for purpose of this subsection of whether such communication is to be interpreted as a threat of such an action or proceeding.

          (g) The Purchaser shall have received such other certificates, documents and instruments as the Purchaser or its counsel shall reasonably request.

          (h) Since May 31, 1997, the Business has not paid any distributions to the shareholders or other divisions of the Seller.

X.     SELLER'S CONDITIONS PRECEDENT TO CLOSING

          The obligations of the Seller under this Agreement are, at the option of the Seller, subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

          (a) All legal proceedings in connection with the transactions contemplated hereby shall be satisfactory in form and substance to the Seller and its counsel and the Purchaser shall have delivered to the Seller certificates or other evidences of compliance with its obligations hereunder, dated the Closing Date, as the Seller or its counsel may reasonably require approving the terms and execution and delivery to the Purchaser of this Agreement and authorizing the carrying out of the terms hereof, including without limitation, the issuance of the Shares to the Seller for the consideration and upon the terms and conditions provided for in this Agreement.

          (b) All consents and approvals from all applicable governmental and regulatory bodies which are necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained in form and substance satisfactory to the Seller and its counsel and shall be in full force and effect on the Closing Date.

          (c) All consents and approvals to the assignment of all the Reseller Agreements and Tariff Agreements pursuant to which the Business is conducted from all interested parties, including without limitation, the consent by AT&T Wireless, PageMart, Inc., and 360 Communications, Inc., and/or their assignees.

          (d) The representations and warranties of the Purchaser contained in this Agreement or in any document or certificate delivered to the Seller pursuant hereto shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, except for changes therein expressly permitted hereby and the Seller shall receive the certificate, dated the Closing Date, of the Purchaser to such effect.
          (e) All the terms, covenants and conditions of this Agreement to be complied with and performed by the Purchaser on or before the Closing Date shall have been duly complied with and performed.

          (f) On the Closing Date, no order of any court or administrative agency shall be in effect which restrains, preliminarily or otherwise, or prohibits the transactions contemplated by this Agreement, and no suit, action, investigation, inquiry or other proceeding by any governmental body or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated by this Agreement. In the event of receipt prior to the Closing Date of any communication from any department or agency of government with regard to the transactions contemplated by this Agreement, the Seller shall be the sole judge for purpose of this subsection of whether such communication is to be interpreted as a threat of such an action or proceeding.

          (g) The Seller shall have received such other certificates, documents and instruments as the Seller or its counsel shall reasonably request.

XI.     INDEMNIFICATION

          SECTION 11.01. Indemnification by Seller. The Seller shall indemnify and hold the Purchaser harmless from and against, and shall reimburse the Purchaser with respect to, any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees, incurred by the Purchaser by reason of or arising out of or in connection with: (i) the breach or inaccuracy of any representation or warranty contained in Article IV hereof or elsewhere in this Agreement or in any schedule, instrument or certificate delivered pursuant hereto notwithstanding any purchase investigation which the Purchaser may have made; (ii) the failure of the Seller to perform any agreement or covenant required by this Agreement to be performed by the Seller; (iii) the account payable to AT&T or any of its affiliates with respect to billing disputes concerning fraudulent telephone calls in the approximate aggregate amount of $210,000 or (iv) the failure or alleged failure of the Purchaser to comply with the requirements of applicable law with respect to bulk transfers in connection with the transactions contemplated hereby; provided, however, that the Seller shall not have any obligation to indemnify the Purchaser pursuant to this Section (A) until the Purchaser has suffered aggregate losses by reason of all such breaches in excess of a $50,000 deductible (after which point the Seller will be obligated only to indemnify the Purchaser from and against such further losses), or thereafter (B) to the extent the aggregate losses the Purchaser has suffered by reason of all such breaches exceeds the Purchase Price (after which point the Seller will have no obligation to indemnify the Purchaser from and against further losses); and provided, however, further, that the Seller shall indemnify the Purchaser for any loss with respect to the account payable to AT&T or any of its affiliates referred to in item (iii) above on a dollar-for-dollar basis without taking into account any deductible threshold.

          SECTION 11.02. Indemnification by Purchaser. The Purchaser agrees to indemnify and hold the Seller harmless from and against, and shall reimburse the Seller with respect to, any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees, incurred by the Seller by reason of or arising out of or in connection with: (i) the breach or inaccuracy of any representation or warranty contained in Article V hereof or elsewhere in this Agreement or in any instrument or certificate delivered pursuant hereto notwithstanding any purchase investigation which the Seller may have made; and (ii) the failure of the Purchaser to perform any agreement or covenant required by this Agreement to be performed by the Purchaser; provided, however, that the Purchaser shall not have any obligation to indemnify the Seller pursuant to this Section until the Seller has suffered aggregate losses by reason of all such breaches in excess of a $50,000 deductible (after which point the Purchaser will be obligated only to indemnify the Seller from and against such further losses).

          SECTION 11.03. Notice and Control of Litigation. If any claim or liability is asserted in writing against a party entitled to indemnification under this Article (the "Indemnified Party") which would give rise to a claim under this Section, the Indemnified Party shall notify the person giving the indemnity (the "Indemnifying Partner") in writing of the same within 30 days of receipt of such written assertion or a claim or liability. The Indemnifying Party shall have the right to defend the claim and control the defense, settlement and prosecution of any litigation. All parties agree to cooperate in the defense of such matters including, but not limited to, providing witnesses and documentary evidence as may be reasonably requested. Should the Indemnified Party fail to notify the Indemnifying Party in the time required above, this indemnity shall terminate and be of no further force and effect with respect to the subject matter of the required notice.

          SECTION 11.04. Survival of Representation and Warranties. All representations, warranties, covenants and agreements made by the parties hereto, shall be deemed to have been relied upon by the party to whom made or for whose benefit undertaken and shall, for a period of one year, survive the Closing regardless of any investigation made by or on behalf of such party.

XII.     CONFIDENTIALITY

          In the event that the transactions contemplated hereby shall not be consummated, the Purchaser shall not use or disclose any information with respect to the Seller or the Assets which has been disclosed to the Purchaser by the Seller in connection with the evaluation by the Purchaser of whether to acquire the Assets, and the Purchaser shall return to the Seller all data, documents, schedules, exhibits then in its possession and furnished to the
Purchaser or its counsel by the Seller in connection with said evaluation;
provided, however, that nothing contained in this Article or elsewhere in this
Agreement shall be deemed to include, or impose any obligations on the
Purchaser with respect to, any information disclosed to, known by, or, data,
documents and schedules within the possession of the Purchaser by virtue of any other reason.

XIII.     TERMINATION

          (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:
(i) by mutual written consent of the Seller and the Purchaser; (ii) by either the Seller or the Purchaser if there has been a material misrepresentation or breach of the representations and warranties, or breach, nonfulfillment or default in the performance of the covenants and agreements of the other party contained in this Agreement; (iii) by the Seller if all the conditions set forth in Article X hereof have not been satisfied or waived by the Closing Date; or (iv) by the Purchaser if all the conditions set forth in Article IX hereof have not been satisfied or waived by the Closing Date.

          (b) In the event of any termination of this Agreement, pursuant to this Article, neither the Seller nor the Purchaser shall have any obligation or liability to the other except that the parties shall continue to be bound by the provisions of Article XII hereof.

XIV.     GENERAL PROVISIONS

          SECTION 14.01. Notices. All notices, requests, demands and other communications shall be in writing and deemed to have been duly given when delivered personally, by facsimile transmission upon receipt of a "clear" or "ok" transmission notice, or three days following deposit in the United States mail, first class, postage prepaid, duly addressed:

          If to Purchaser:          UStel, Inc.
                         6167 Bristol Parkway, Suite 300
                         Culver City, CA   90230
                         Facsimile No.: (310) 645-5546

                         Attention of Chairman.


          With a copy to:          Jeffrey D. Segal, Esq.
                         Jeffrey D. Segal, A Professional Corporation
                         10390 Santa Monica Boulevard, 4th Floor
                         Los Angeles, CA   90025
                         Facsimile No.: (310) 788-3925

          If to Seller:     Pacific Communications, Inc.
                         3256 South Maryland Parkway
                         Las Vegas, NV   89109
                         Facsimile No.: (702) 737-7025
                         Attention of President.


          With a copy to:          Alan C. Sklar, Esq.
                         Sklar Warren & Sylvester, Ltd.
                         221 North Buffalo Drive, Suite A
                         Las Vegas, NV   89128
                         Facsimile No.: (702) 360-0000

Any party may, pursuant to written notice in compliance with this Section, alter or change the address or the identity of the person to whom any notice is to be sent.

          SECTION 14.02. Assignment. Either party shall have the right to assign its rights hereunder to any affiliate or successor in interest whether by merger, consolidation, purchase of assets or otherwise.

          SECTION 14.03. Further Assurances. Each party hereby agrees to execute and deliver such instruments and documents as the other party may deem necessary or advisable to effectuate the contemplated transaction.

          SECTION 14.04. No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall any party hereto be estopped from enforcing any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

          SECTION 14.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to that state's choice of law provisions or principles.


          SECTION 14.06. Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties hereto in regard to the subject matter hereof, and may not be changed orally but only by a written document signed by the party against whom enforcement of waiver, change, modification, extension or discharge is sought.

          SECTION 14.07. Headings. Headings contained in this Agreement are for convenient reference only; they are not a part of this Agreement and are not to affect in any way the substance or interpretation of this Agreement.

          SECTION 14.08.     Survival of Provisions.  In case any one or more
of the provisions or any portion of any provision contained in this Agreement should be found to be invalid, illegal or unenforceable in any respect, such provision or portion thereof shall be modified or deleted in such manner so as to afford the parties the fullest protection commensurate with making this
Agreement, as modified, legal and enforceable under applicable laws, and the
validity, legality and enforceability of any such provision shall not in any way be affected or impaired thereby, such remaining provisions or portion of any such provision construed as severable and independent thereof.

          SECTION 14.09. Arbitration; Attorneys' Fees. Any dispute or conflict which arises between the parties hereto shall be submitted to binding arbitration of the American Arbitration Association, before a panel of three arbitrators, in accordance with its then current Commercial Rules in Las Vegas, Nevada, for arbitration and the parties shall be bound by the results of such arbitration in accordance with Nevada law. Such method of dispute resolution shall be the exclusive method and forum for resolution of any dispute hereunder. If either party brings an action for judicial review or enforcement of the arbitration proceedings, award or decision, the prevailing party in any such action, trial or appeal shall be entitled to its reasonable attorneys' fees to be paid by the nonprevailing party as fixed by the court.

          SECTION 14.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Each party hereto, and its respective successors and assigns, shall be authorized to rely upon the signatures of all of the parties hereto which are delivered by facsimile as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement with original ink signatures of each person and entity; provided, however, that each party hereto that delivers such facsimile signatures to another party hereto, covenants and agrees that it shall deliver an executed original of the same to the party so receiving the previous facsimile signatures within five (5) days after delivery of such facsimile signatures.

          SECTION 14.11. Construction. In all matters of interpretation, whenever necessary to give effect to any provision of this Agreement, each gender shall include the others, the singular shall include the plural, and the plural shall include the singular.


          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the date and year first above written.

          SELLER:          PACIFIC COMMUNICATIONS, INC.,



By:
                                Its:



MOLASKY:

                         ANDREW M. MOLASKY

          PURCHASER:USTEL, INC.,


By:
                               ROBERT L.B. DIENER, Chairman
PAGE

SCHEDULE 1.01

Pro Forma Balance Sheet as of July 16, 1997

[See attachment.]
PAGE

SCHEDULE 1.02


Liabilities

          Other than the liabilities set forth in the May 31, 1997 balance sheet of the Seller, and the accounts payable incurred subsequent to May 31, 1997 in the ordinary course of operating the Business, including, without limitation, those more particularly set forth in the Schedule attached hereto, the Purchaser does not and shall not assume, and hereby disclaims responsibility for, any liabilities or obligations of the Seller.

[See attachment.]
PAGE

SCHEDULE 4.05(a)


Fixed Assets and Other Personal Property


[See attachment.]
PAGE

SCHEDULE 4.05(b)


Material Contracts

          Reseller Agreement dated December 1, 1993, between McCaw Communications of Nevada, Inc., dba Cellular One-Las Vegas, and Andrew Molasky, Pacific Cellular (Reseller).

           Tariff No. 1 - A Applicable to Regulations, Rates and Charges of Centel Cellular Company of Nevada Limited Partnership dba Sprint Cellular Company within the Las Vegas, Nevada Cellular Geographic Service Area, filing accepted effective September 9, 1993 by the Public Service Commission of Nevada.

          Agreement (first page is missing) between Centel Cellular Company of Nevada and Pacific Entertainment, Inc., dba Pacific Cellular.

          Paging Reseller Agreement undated between PageMart, Inc. and Pacific Communications, Inc.
PAGE

SCHEDULE 4.05(c)

License Agreements

          None.
PAGE

SCHEDULE 4.05(e)


Copyrights, Patents, Trademarks and Trade Names

     Common Law rights in the name "Pacific Cellular".
PAGE

SCHEDULE 4.05(f)


List of Employees Whose Compensation Exceeds $25,000 Annually

          Richard Young
          Jim Valade
          Ann Bachir
          Essie Medrano
          Troy Hare
PAGE

SCHEDULE 4.05(g)


Insurance

          Surety Bond No. 135-22-37 in an amount not to exceed $55,000 issued by Insurance Company of the West dated February 18, 1993 [not executed by any party] on behalf of Pacific Entertainment, Inc. in favor of Centel Cellular Company of Nevada for sums payable by Pacific Entertainment to Centel Cellular Company of Nevada on September 30, 1993, pursuant to paragraph 2 (page 4) of that certain Agreement dated as of September 30, 1992, by and among Centel Cellular Company of Nevada, Procell Communications, Inc. and Pacific Entertainme nt, Inc. [expired September 30, 1993].

          Change in Name and/or Address of Principal Rider to be attached to and form a part of Bond No. 128 77 51 in the amount of $60,000 issued by the Insurance Company of the West on behalf of Pacific Entertainment, Inc. in favor of McCaw Communications of Nevada, Inc., dba Cellular One, changing the name of the principal to Pacific Communications, Inc. from and after October 18, 1994, and a related Power of Attorney.
PAGE

SCHEDULE 4.07

Adverse Changes

          None.